Exhibit 23.8

CONSENT OF NOMINEE FOR DIRECTOR
OF OMEGA NAVIGATION ENTERPRISES, INC.

I hereby consent to the reference to me under the caption “Management” in the registration statement on Form F-1, as amended, and related prospectus as shall be held with the U.S. Securities and Exchange Commission and any and all amendments thereto, of Omega Navigation Enterprises, Inc.

/s/ Nicolas Borkmann
Name:	Nicolas Borkmann
Date:	January 19, 2006